                               SECOND AMENDMENT TO
                      AMENDED AND RESTATED CREDIT AGREEMENT


    THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT is made as of this ____ day of April, 1995, by and between PHP HEALTHCARE CORPORATION (the "Company"), a Delaware corporation with its principal office at 11440 Commerce Park Drive, Reston, Virginia 22091, and NATIONSBANK, N.A. (the "Bank"), formerly NationsBank of Virginia, N.A., a national banking association with its principal office at 1111 East Main Street, Richmond, Virginia 23219.

    The Company and the Bank are parties to an Amended and Restated Credit Agreement dated as of March 8, 1994, as amended by an Amendment to Amended and Restated Credit Agreement dated as of September 19, 1994 (as so amended, the "Credit Agreement"); the Company has requested that the Bank make additional loans to it; the Bank is willing to do so upon the terms and conditions contained herein; and the Company and the Bank desire to amend the Credit Agreement further as herein provided. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Credit Agreement.

    ACCORDINGLY, the Company and the Bank covenant and agree as follows:

    1.   Definitions.

         (a) Commitment Termination Date. The definition of "Commitment Termination Date" in Subsection 1.1 of the Credit Agreement is amended to read as follows:

"Commitment Termination Date" means August 31, 1996 or such later date as may be agreed to in writing by the Bank.

         (b) Maximum Aggregate Commitment Amount. Subsection 1.1 of the Credit Agreement is amended by adding a new definition to read as follows:

"Maximum Aggregate Commitment Amount" means Twenty-Two Million Dollars ($22,000,000) or such lesser amount to which it may be reduced as provided in Subsections 2.1(d) and 2.1(e).

         (c) "Maximum Revolving Credit Commitment Amount". The definition of "Maximum Revolving Credit Commitment" in Subsection 1.1 of the Credit Agreement is amended to read as follows:

"Maximum Revolving Credit Commitment Amount" shall mean the lesser of (i) the Maximum Aggregate Commitment Amount as it may be reduced from time to time as herein provided or (ii) the Collateral Loan Value.

    2. Advances. Subsection 2.1(a) of the Credit Agreement is amended to read as follows:

         (a) Advances. The Bank agrees, subject to the terms and conditions contained herein, to make revolving credit loans (which loans are hereinafter collectively referred to as the "Revolving Credit Loans" and individually as a "Revolving Credit Loan") to the Company and to issue for the account of the Company or for the account of the Company and one or more Subsidiaries standby letters of credit from time to time during the period from the date of this Agreement until the Commitment Termination Date, provided that the aggregate principal amount of the Revolving Credit Loans outstanding from time to time, any Unpaid Reimbursement Obligations and the amount of outstanding Letters of Credit shall not at any time exceed the Maximum Aggregate Commitment Amount, as it may be reduced from time to time, and provided further that the aggregate principal amount of the Revolving Credit Loans outstanding from time to time and any Unpaid Reimbursement Obligations shall not at any time exceed the Collateral Loan Value, as hereinafter defined.

    3. Collateral Loan Value. Subsection 2.1(b) of the Credit Agreement is amended to read as follows:

         (b) Collateral Loan Value. The Collateral Loan Value as of any time shall be the sum without duplication of:

             (i) one hundred percent (100%) of the Net Eligible Accounts Receivable owing to the Company, PHP Family, Sterling, D.C. Chartered and PHP NJ MSO, Inc. from a Qualified Government Obligor;

             (ii) one hundred percent (100%) of the Net Eligible Accounts Receivable owing to the Company, PHP Family, Sterling, D.C. Chartered and PHP NJ MSO, Inc. from any account obligor or obligors other than a Qualified Government Obligor;

             (iii) the lesser of (y) forty percent (40%) of amounts which the Company, PHP Family, Sterling, D.C. Chartered and PHP NJ MSO, Inc. will bill to a Qualified Government Obligor or another account obligor within thirty (30) days of such date and will be Net Eligible Accounts receivable, and (z) Four Million Dollars ($4,000,000); and

             (iv) the lesser of the accounts receivable owing D.C. Chartered from the District of Columbia or Six Million Three Hundred Thousand Dollars ($6,300,000).

    4. Net Eligible Accounts Receivable. The first paragraph of Subsection 2.1(c) of the Credit Agreement is amended to read as follows:

         (c) Net Eligible Accounts Receivable. For purposes of this Agreement, Net Eligible Accounts Receivable shall include only those receivables due and owing to the Company, PHP Family, Sterling, D.C. Chartered or PHP NJ MSO, Inc. which are valid in all respects and represent money due for services provided and drugs and other goods provided, for which there are no offsets or counter-claims of any nature whatsoever and the assignment of which is not prohibited or limited in any respect except as provided in 31 U.S.C. Section 3727 or in any applicable state law containing comparable notice provisions and shall not include any receivable which is not paid within ninety (90) days of the date it is billed and shall not include any receivable for which the Company, PHP Family, Sterling, D.C. Chartered or PHP NJ MSO, Inc. has received a check, draft or other remittance which has not been honored, or any claim against any obligor which is the subject of any insolvency or bankruptcy proceeding. No receivable shall be a Net Eligible Account Receivable unless the Bank has a duly perfected first priority security interest therein and in the proceeds thereof.

    Subsection 2.1(c) of the Credit Agreement is further amended by the addition of a new paragraph (v) to read as follows:

         (v) Accounts Owing PHP NJ MSO, Inc. No account receivable owing PHP NJ MSO, Inc. shall be a Net Eligible Account Receivable and no amount which

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will be billed to any account obligor shall be included in the Collateral Loan
Value unless PHP NJ MSO, Inc. has in its files:

         (A) written documentation that the account obligor has offered to purchase services from PHP NJ MSO, Inc., which offer has been accepted by PHP NJ MSO, Inc. This documentation may consist of a written contract between the account obligor and PHP NJ MSO, Inc. or a written offer to purchase services from the account obligor and a written acceptance of such offer signed by an officer or an employee of PHP NJ MSO, Inc.

         (B) except in the case of unbilled amounts described in (b)(iii) above, a copy of the invoice properly prepared and in the proper amount, which invoice shall have been sent to the account obligor.

    In any event, except with the prior written consent of the Bank, there shall not be included in Net Eligible Accounts Receivable or otherwise in the Collateral Loan Value any receivable due or to be due upon billing from any account obligor if more than fifty percent of the aggregate receivables due PHP NJ MSO, Inc., or which will be due PHP NJ MSO, Inc., after the billing of such amounts from such account obligor are not Net Eligible Accounts Receivable or otherwise includable in the Collateral Loan Value.

    The present paragraph (v) of Subsection 2.1(c) is redesignated paragraph
(vi) and clause (y) thereof is amended to read as follows:

    (y) Any receivable due or to be due upon billing from any account obligor if more than fifty percent (50%) of the aggregate receivables due the Company, PHP Family, Sterling, D.C. Chartered and PHP NJ MSO, Inc. or which will be due the Company, PHP Family, Sterling, D.C. Chartered and PHP NJ MSO, Inc. after the billing of such amount, from such account debtor are not Net Eligible Accounts Receivable or otherwise includable in the Collateral Loan Value.

    5. Reduction of Maximum Aggregate Commitment Amount. Subsection 2.1 of the Credit Agreement is amended by the addition of new paragraphs (d) and (e) to read as follows:

    (d) Mandatory Reduction of Maximum Aggregate Commitment Amount. (i) If the Maximum Aggregate Commitment Amount has not been previously reduced to Eighteen Million Five Hundred Thousand Dollars ($18,500,000), the Maximum Aggregate Commitment Amount will be automatically reduced by the first Three Million Five Hundred Thousand Dollars ($3,500,000) of net proceeds received by the Company or Virginia Chartered Health Plan, Inc. from the sale of an equity interest in Virginia Chartered Health Plan, Inc. and (ii) if the Maximum Aggregate Commitment Amount has not been previously reduced to Twelve Million Two Hundred Thousand Dollars ($12,200,000), the Maximum Aggregate Commitment Amount will be automatically reduced by (x) one hundred percent (100%) of the first Six Million Three Hundred Thousand Dollars ($6,300,000) collected by D.C. Chartered on the account receivable owing it from the District of Columbia (the "D.C. Receivable") and (y) twenty-five percent (25%) of all amounts collected by D.C. Chartered on the D.C. Receivable in excess of Six Million Three Hundred Thousand Dollars ($6,300,000).

    (e) Optional Reduction or Termination of Maximum Aggregate Commitment Amount. The Company may at any time and from time to time upon not less than one (1) day's prior written or telegraphic notice to the Bank reduce or terminate in its entirety the Maximum Aggregate Commitment Amount, provided that the amount of any such reduction shall be not less than One Hundred Thousand Dollars ($100,000), and no such reduction or termination shall reduce the Maximum Aggregate Commitment Amount below the sum of the aggregate principal amount of the Revolving Credit Loans then outstanding and any Unpaid Reimbursement Obligations.

    6. Revolving Credit Note. Subsection 2.4 of the Credit Agreement is amended to read as follows:

    2.4. Revolving Credit Note. The obligation of the Company to repay the Revolving Credit Loans shall be evidenced by the Company's promissory note (which note is hereinafter referred to as the "Revolving Credit Note") in the amount of Twenty-Two Million Dollars ($22,000,000) or such lesser amount as may have been advanced thereunder and remain unpaid, payable to the order of the Bank at 1111 East Main Street, Richmond, Virginia, or at such other place as the noteholder may from time to time designate in writing, substantially in the form of Exhibit B-1 attached hereto with the blanks therein appropriately completed, dated the date of the Second Amendment to Amended and Restated Credit Agreement between the Company and the Bank, and payable on the Commitment Termination Date. The Revolving Credit Note shall bear interest at the rate or rates and payable on the dates as provided in Section 6.

    7. Revolving Credit Fees. Subsection 2.5(b) of the Credit Agreement is amended to read as follows:

         (b) Commitment Fee. The Company paid the Bank on the date the Original Credit Agreement was executed, and agrees to pay on each anniversary of such date until the Commitment Termination Date, a Revolving Credit Commitment Fee equal to one-quarter of one percent (1/4 of 1%) of the Maximum Aggregate Commitment Amount as of the date such payment is due, provided the amount of such fee payable in 1996 and each subsequent year shall be prorated if the Commitment Termination Date is not at least one year later than the date such fee is payable.

    8. Additional Fees. The Credit Agreement is further amended by the addition of a new Subsection 2.5(c) and a new Subsection 2.5(d) to read as follows:

         (c) Restructuring Fee. The Company will pay the Bank on the date the Agreement is amended to increase the Maximum Aggregate Commitment Amount to Twenty-Two Million Dollars a restructuring fee of Seventy Thousand Dollars ($70,000).

         (d) Supplemental Revolving Credit Commitment Fees. If on or before August 15, 1995 the Company has not reduced the Maximum Aggregate Commitment Amount to an amount which is not greater than Eighteen Million Five Hundred Thousand Dollars ($18,500,000), the Company will pay the Bank on August 15, 1995 a Supplemental Revolving Credit Commitment Fee of Fifty Thousand Dollars ($50,000). If on or before December 31, 1995 the Company has not reduced the Maximum Aggregate Commitment Amount to an amount which is not greater than Twelve Million Two Hundred Thousand Dollars ($12,200,000), the Company will pay the Bank on December 31, 1995 an additional Supplemental Revolving Credit Commitment Fee of One Hundred Thousand Dollars ($100,000).

    9. Mandatory Prepayments. Subsection 2.7(b) of the Credit Agreement is amended by adding a sentence at the end of that Subsection to read: "The Company shall also prepay the Revolving Credit Loans as provided in Subsection 9.14."

    10. Letters of Credit Facility. The first sentence of Subsection 3.1 of the Credit Agreement is amended to read as follows:

Upon the terms and subject to the conditions contained in this Agreement and in the L/C Applications, the Bank agrees to issue for the account of the Company or for the account of the Company and one or more Subsidiaries from time to time prior to the Commitment Termination Date irrevocable standby letters of credit (collectively, the "Letters of Credit" and each, a "Letter of Credit") in an aggregate amount which, together with any Unpaid Reimbursement Obligations, the amount of any Letters of Credit then outstanding, and the outstanding balance of the Revolving Credit Loans will not exceed the Maximum Aggregate Commitment Amount.

    11. Term Note. The third sentence of Subsection 4.2 of the Credit Agreement is hereby deleted, and the following language is substituted in its place:

Each of the first six (6) installments shall be in the principal amount of Five Hundred Thirty-Five Thousand Seven Hundred Fourteen and 28/100 Dollars ($535,714.28). Each of the next thirteen (13) installments shall be in the principal amount of Three Hundred Forty-Two Thousand Dollars ($342,000).

    12. Repayment of Term Loan Note. The Bank covenants and agrees that notwithstanding anything to the contrary contained in the Term Loan Note, the principal amount of the installments payable under the Term Loan Note on and after January 31, 1995 will be Three Hundred Forty-Two Thousand Dollars ($342,000), except that in any event the final installment, which is due and payable on April 30, 1998, shall be in such amount as shall be necessary to pay in full the entire unpaid principal balance of the Term Loan.

    13. Alternate Performance Interest Rate. Subsection 6.2 of the Credit Agreement is amended to read as follows:

         6.2. Alternate Performance Interest Rate. If, as of the end of any fiscal quarter of the Company ending on or after January 31, 1995, the Company shall have (a) a ratio of consolidated total liabilities to Tangible Net Worth computed in accordance with the provisions of Subsection 10.1 of not more than
3.5 to 1 and (b) a Fixed Charge Coverage Ratio as defined in Subsection 9.3 of not less than 1.3 to 1, all as shown in the periodic filing made by the Company with the Securities and Exchange Commission (the "SEC") or any governmental agency or authority succeeding to any or all of the functions of the SEC, and no Default or Event of Default shall have occurred and be continuing, then commencing on the date such periodic filing is made which reflects such condition and continuing until a periodic filing is made reflecting the condition described in Subsection 6.3 or reflecting that the condition described in this Subsection 6.2 no longer exists, all Revolving Credit Loans and the Term Loan shall bear interest at a rate per annum one-half of one percent (1/2%) above the Prime Rate, such rate to be adjusted as of the date of each change in the Prime Rate.

    14. Best Performance Interest Rate. The lead-in paragraph of Subsection 6.3 of the Credit Agreement is amended to read as follows:

    Best Performance Interest Rate. If, as of the end of any fiscal quarter of the Company ending on or after January 31, 1995, the Company shall have (a) a ratio of consolidated total liabilities to Tangible Net Worth computed in accordance with the provisions of Subsection 10.1 of not more than 2.3 to 1 and
(b) a Fixed Charge Coverage Ratio as defined in Subsection 9.3 of not less than

1.75 to 1, all as shown in the periodic filing made by the Company with the SEC or any governmental agency or authority succeeding to any or all of the functions of the SEC, and no Default or Event of Default shall have occurred and be continuing, then commencing on the date such periodic filing is made which reflects such condition and continuing until a periodic filing is made reflecting that the condition described in this Subsection 6.3 no longer exists, the interest rate on the Revolving Credit Loans and the Term Loan shall be determined as follows:

    15. Subsidiaries. Subsection 7.1 of the Agreement is amended to read as follows:

    The Company has the following wholly owned Subsidiaries and none others:

    Primary Care Corporation
    Sterling Communities Corporation
    PHP Travel, Ltd.
    Paragon JSC, Inc.
    Paragon DSSC, Inc.
    PHP Family Healthcare Corporation
    Health Cost Consultants, Inc.
    D.C. Chartered Health Plan, Inc.
    PHP NJ MSO, Inc.
    Virginia Chartered Health Plan, Inc.
    Commerce Park Development Corporation
    East West Research Corporation

    16. Pledge Agreement. Subsection 8.4 of the Credit Agreement is amended to read as follows:

         8.4. Pledge Agreement. The Company shall have executed and delivered to the Bank a Pledge Agreement (the "Pledge Agreement") in the form of
Exhibit I-1 attached hereto pledging to the Bank and granting to the Bank a security interest in all of the capital stock of Commerce Park Development Corporation, Health Cost Consultants, Inc., PHP NJ MSO, Inc., PHP Family Healthcare Corporation and Virginia Chartered Health Plan, Inc. and shall have physically delivered to the Bank certificates evidencing all shares of such corporations owned by the Company, together in each case with a duly executed stock power.

    17. Evidence of Corporate Action. Subsection 8.12 of the Credit Agreement is amended to read as follows:

         8.12. Evidence of Corporate Action. The Bank shall have received certified copies of papers evidencing all corporate action taken by the Company to authorize this Agreement, the Notes, the Security Agreement to which it is a party, the Pledge Agreement and the Mortgages and the borrowings hereunder, certified copies of papers evidencing all corporate action taken by PHP Family to authorize the Security Agreement to which it is a party, certified copies of papers evidencing all corporate action taken by Sterling to authorize the Security Agreement to which it is a party, certified copies of papers evidencing all corporate action taken by D.C. Chartered to authorize the Security Agreement to which it is a party, and such other papers as the Bank shall reasonably require, and at the time of the issuance of each Letter of Credit the Bank shall have received certified copies of papers evidencing all corporate action taken by the Company and each Subsidiary which is a party to such L/C Application to authorize the L/C Application for such Letter of Credit.

    18. Financial Statements and Information. Subsection 9.1 of the Credit Agreement is amended to read as follows:

         9.1. Financial Statements and Information. Furnish to the Bank (a) as soon as available but in no event more than thirty (30) days after the end of each calendar month a cash flow statements and a profit statement for the Company and its subsidiaries in such form as shall be reasonably acceptable to the Bank; (b) as soon as available but in no event more than thirty (30) days after the end of each calendar month a Borrowing Base Certificate dated as of the first day of such month, or if the first day is not a Business Day dated as of the next succeeding Business Day, and an unbilled accounts receivable analysis report substantially in the form of Exhibit R attached hereto dated as of the last day of the preceding calendar month; (c) as soon as available but in no event more than forty-five (45) days after the close of each fiscal quarter of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end such quarter and a consolidated statement of earnings for the Company and its Subsidiaries for the quarterly period then ended and for that portion of the fiscal year ending on such date, accompanied by an aging of accounts receivable and a schedule setting forth the calculations to show compliance with the financial covenants contained herein, certified by the chief financial officer or any other duly authorized executive officer of the Company, together with a certificate of that officer stating whether any event has occurred or condition exists that constitutes an Event of Default or a Default hereunder and, if so, stating the facts with respect thereto; (d) as soon as available, but in no event more than one hundred twenty
(120) days after the close of each of the Company's fiscal years, a copy of the annual audit report of the Company in reasonable detail, prepared in accordance with GAAP applied on a basis consistent with that of the preceding year and certified by KPMG Peat Marwick or other independent certified public accountants satisfactory to the Bank, which report shall include a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and related consolidated statements of earnings, stockholders' equity and cash flows for such fiscal year, and accompanied by an aging of accounts receivable and a schedule setting forth the calculations to show compliance with the financial covenants contained herein, certified by the chief financial officer or any other duly authorized executive officer of the Company, together with a certificate of that officer stating whether any event has occurred or condition exists that constitutes an Event of Default or a Default hereunder and, if so, stating the facts with respect thereto; (e) promptly upon their receipt, copies of all management letters received by the Company from its accountants; (f) promptly upon their becoming available, copies of all financial statements, reports, notices, and proxy statements sent by the Company or any of its Significant Subsidiaries to all or substantially all of its stockholders, and of all regular, periodic and special reports filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of said commission; and (g) such additional information, reports, or statements as the Bank may from time to time reasonably request, such information to be provided as soon as available but in no event more than thirty (30) days after receipt by the Company of such request.

    19. Tangible Net Worth. Section 9.2 of the Credit Agreement is amended to read as follows:

         9.2.  Tangible Net Worth.  Maintain Tangible Net Worth as of
January 31, 1995 of not less than Ten Million Dollars ($10,000,000) and as of the end of each fiscal quarter thereafter of not less than the sum of Ten

Million Dollars ($10,000,000) plus seventy percent (70%) of the cumulative consolidated earnings of the Company and its Subsidiaries for each fiscal quarter ending after January 31, 1995 (without reduction for any losses).

    20. Minimum Fixed Charge Coverage Ratio. Subsection 9.3 of the Credit Agreement is amended to read as follows:

         9.3. Minimum Fixed Charge Coverage Ratio. Maintain a ratio, measured as of the end of each fiscal quarter, of (a) the sum of its consolidated net earnings before interest expense, income taxes, depreciation and amortization for such quarter to (b) the sum of (i) one-quarter of the current maturities of long-term debt as shown on the consolidated balance sheet as of such date and
(ii) consolidated interest expense for such quarter, all as determined in accordance with GAAP, of not less than 1.2 to 1 as of the end of each fiscal quarter. The ratio computed as provided in this Subsection 9.3 is herein referred to as the "Fixed Charge Coverage Ratio."

    21. Affirmative Covenants. The Credit Agreement is further amended by the addition of new Subsections 9.17, 9.18, 9.19 and 9.20 to read as follows:

         9.17. Sale of Equity Interest in Virginia Chartered Health Plan, Inc. Promptly upon the sale of an equity interest in Virginia Chartered Health Plan, Inc. notify the Bank of such sale.

    9.18. Receivables of D.C. Chartered. Cause D.C. Chartered to use its best efforts to collect accounts receivable owing it by the District of Columbia and promptly upon receipt of any payment of such accounts notify the Bank.

    9.19. Security Interests. Upon request by the Bank at any time and from time to time promptly and in any event within twenty (20) days of the receipt of such request, cause each of its Subsidiaries designated by the Bank to authorize, execute and deliver to the Bank a security agreement in such form as may be reasonably requested by the Bank granting the Bank a security interest in all accounts receivable of such Subsidiary including those thereafter arising to secure all obligations of the Company to the Bank, execute and file financing statements in the appropriate form and in the appropriate offices to perfect such security interest and provide the Bank with receipted copies thereof and a report of a search of the financing statements on file in such offices showing that there are no prior financing statements of record naming such Subsidiary as debtor and containing a description of accounts and that no notice of federal tax lien has been filed against such Subsidiary.

         9.20. Opinion of Counsel. Cause an opinion of counsel (which may be in-house counsel) substantially in the form of Exhibit Q-1 attached hereto to be delivered promptly to the Bank.

    22. Liabilities to Tangible Net Worth. Subsection 10.1 of the Credit Agreement is amended to read as follows:

         10.1.  Liabilities to Tangible Net Worth Ratio.  Permit the ratio of
(a) consolidated total liabilities of the Company and its Subsidiaries to (b) Tangible Net Worth to exceed 5.5 to 1 as of January 31, 1995, or as of the end of any fiscal quarter thereafter.

    23. Representations and Warranties. The Company represents and warrants to the Bank as follows:

         23.1. Prior Representations. The representations and warranties made by the Company in Subsection 7.2 of the Credit Agreement are true and correct as of the date of this Amendment except to the extent that such representations and warranties relate solely to an earlier date.

         23.2. Corporate Authority. The Company has full corporate power and authority to enter into this Amendment and to execute and deliver the Revolving Credit Note. No consent or approval of stockholders or consent or approval of, notice to or filing with, any public authority is required as a condition to the validity of this Amendment or the Credit Agreement as amended hereby.

         23.3. Binding Agreements. This Amendment and the Revolving Credit Note constitute and the Credit Agreement as amended hereby constitutes the valid and legally binding obligation of the Company enforceable in accordance with their terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and similar laws relating generally to the enforcement of creditors' rights.

         23.4. No Conflicting Agreements. There is no charter, bylaw or preference stock provision of the Company and no provision of any existing mortgage, indenture, contract or agreement binding on the Company or any Subsidiary or affecting their properties that would conflict with or in any way prevent the execution, delivery or carrying out of the terms of the Credit Agreement as amended hereby.

         23.5. Absence of Defaults. No Event of Default or Default has occurred and is continuing.

    24. Costs and Expenses. The Company will pay all out-of-pocket expenses incurred by the Bank in the preparation of this Amendment, including, but not limited to, the reasonable fees and disbursements of counsel for the Bank.

    25. Prior Agreement. Except as otherwise expressly amended by this Amendment and except as the terms thereof may have been waived from time to time in writing by the Bank, the Credit Agreement is and shall continue to be in full force and effect in accordance with its terms. The parties hereto further covenant and agree that each reference in any note, agreement or other document to the "Credit Agreement" shall be deemed to refer to the Credit Agreement as amended by this Amendment and as it may be amended from time to time hereafter.

    26. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Virginia.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                      PHP HEALTHCARE CORPORATION

                                      By
                                          -------------------------------------
                                      Its
                                          -------------------------------------

                                      NATIONSBANK, N.A.

                                      By
                                          -------------------------------------
                                      Its
                                          -------------------------------------